SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of July 28, 2009 (this “Agreement”), by and between PARAMOUNT STRATEGY CORPORATION (“Purchaser”), and MAX CASH MEDIA, INC., a Nevada corporation (the “Company”).

WHEREAS,  Upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from the Company, and the Company desires to sell to Purchaser, a Convertible Promissory Note in the aggregate principal amount of $50,000.00 (the “Note”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), the Company will sell to the Purchaser, and the Purchaser will purchase from the Company, the Note for the purchase price of Fifty Thousand Dollars ($50,000.00) (the “Purchase Price”).

2.             The Closing.  Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the sale and purchase of the Note under this Agreement shall take place on or about July 28, 2009, or at such other date, time and place as are mutually agreeable to the Company and Purchaser. At the Closing, the Company shall deliver to Purchaser the originally executed Note.

3.             Representations of the Company.  The Company hereby represents and warrants to Purchaser as follows:

a.             Organization; Qualification.  The Company is a corporation duly organized, validly existing and in corporate and good standing under the laws of the State of Nevada. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company.

b.              Underlying Shares.  The Shares issuable upon conversion will be duly and validly issued, fully paid, and non-assessable.

c.             Authority; No Conflict.  The execution, delivery, and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Agreement when duly executed and delivered by the Company constitutes the valid and binding obligation of the Company enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Company.

4.             Representations of Purchaser.  Purchaser hereby represents and warrants to the Company as follows:

a.             Capacity.  Purchaser has full legal capacity to enter into, to execute, to deliver, and to perform this Agreement in accordance with its terms.

b.             Investigation; Experience; Sophistication; Stockholder Status.  Purchaser has performed to its satisfaction an investigation of the Company and an investment in the Note. The Company has made available to Purchaser any and all written information which Purchaser has requested and has answered to Purchaser’s satisfaction all inquiries made by Purchaser. Purchaser has sufficient knowledge and experience in finance and business that he is capable of evaluating the risks and merits of his investment in the Note and Purchaser is able financially to bear the risks thereof for an indefinite period including the loss of the entire investment in the Note. Purchaser is an existing stockholder of the Company and is familiar with the risks of an investment in the Note and business and prospects of the Company.

5.             Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

6.             Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to principles of conflict of laws.

7.             Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally, (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (c) one (1) business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

  If to the Company:
Max Cash Media, Inc.
50 Brompton Road, Apt. 1X
Great Neck, NY 11021
Attn: Noah Levinson

  With a copy to (which shall not constitute notice):

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
Attn:  Adam S. Gottbetter, Esq.
Facsimile: (212) 400-6901

If to the Purchaser, to her address and facsimile number set forth at the end of this Agreement, or to such other address and/or facsimile number and/or to the attention of such other person as specified by written notice given to the Company five (5) days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, or (c) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (a), (b) or (c) above, respectively.

8.             Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

9.             Counterparts; Facsimile Signatures.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

PURCHASER

PARAMOUNT STRATEGY CORPORATION

By:	/s/ Andrew Meade
Name: Andre Meade
Title: Director

P.O. Box 802, WB, Cayman Isles
Address of Purchaser

Phone Number of Purchaser

Facsimile of Purchaser

MAX CASH MEDIA, INC.

By:	/s/ Noah Levinson
Name: Noah Levinson
Title: Chief Executive Officer